Exhibit 99.1

Antero Midstream Partners LP Announces 2016 Capital Budget and Guidance

Denver, Colorado, February 17, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced its 2016 capital budget and guidance.

2016 Capital Budget and Guidance Highlights:

•                  Capital budget for 2016 is $435 million, including $410 million in expansion capital and $25 million in maintenance capital

•                  Adjusted EBITDA for 2016 is forecast to be $300 million to $325 million

•                  Distributable Cash Flow is forecast to be $250 million to $275 million with DCF coverage in excess of the Partnership’s 1.1x to 1.2x targeted ratio

•                  Distribution growth guidance is 28% to 30% year-over-year in 2016

•                  Distribution growth target is 28% to 30% year-over-year in 2017

•                  Advanced wastewater treatment facility is on schedule for late 2017 in-service

2016 Capital Budget

During 2016, Antero Midstream plans to expand its existing Marcellus and Utica Shale gathering, compression, and fresh water delivery infrastructure to accommodate Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) development plans.  Today in a separate news release, Antero Resources announced its 2016 drilling and completion capital budget of $1.3 billion which is forecast to generate production growth of 15%, and can be found at www.anteroresources.com.  In the Marcellus, Antero Resources plans to operate an average of 5 drilling rigs and complete approximately 80 horizontal wells in 2016, all located on acreage dedicated to Antero Midstream.  In the Utica, Antero Resources plans to operate an average of 2 drilling rigs and complete 35 horizontal wells in 2016, all located on acreage dedicated to Antero Midstream.

Antero Resources plans to execute a development program in 2016 supported by the following key attributes:

•                  Attractive per unit development costs and well economics in the core of the rich gas Marcellus and Utica Shale plays

•                  Diversified firm transportation portfolio allows Antero Resources to sell virtually all of its projected natural gas production at current favorably priced indices including Nymex, TCO, Chicago and Gulf Coast pricing resulting in positive basis differential to Nymex in 2016

•                  100% of projected 2016 net natural gas volume is hedged at $3.92 per MMBtu and 100% of projected 2016 net propane volume is hedged at $0.59 per gallon

•                  2016 hedge volume is forecast to generate $1.1 billion of hedge revenues in 2016 assuming January 31, 2016 strip pricing

•                  Improvement in forecasted C3+ natural gas liquid (“NGL”) price realizations before hedges to 35% to 40% of WTI oil price

Commenting on the Antero Resources 2016 capital budget and development program, along with its impact on Antero Midstream operations, Paul Rady, Chairman and CEO of Antero Resources and Antero Midstream, said, “Similar to Antero Resources’ 2015 development plan, the 2016 capital budget and production guidance assumes the deferral of 50 completions in the Marcellus and Utica combined from the second and third quarter of 2016 into the first half of 2017, which provides Antero Resources with significant operational flexibility to react to changes in commodity prices throughout the year. Additionally, Antero Resources expects to complete all 30 previously deferred wells that are located on Antero Midstream dedicated acreage in 2016, and the remaining 20 wells located on third-party gathering and compression dedicated acreage in 2017, which will allow Antero Resources to target 20% production growth in 2017. The strong production growth profile, plus the fact that Antero Midstream will gather an incrementally larger proportion of Antero Resources’ overall production, combine to drive even stronger growth in Antero Midstream’s gas and water throughput volumes.”

The Partnership has budgeted investment of $410 million and $25 million in expansion and maintenance capital, respectively, resulting in a total Antero Midstream capital budget of $435 million in 2016.  This capital budget includes $90 million of expansion capital for gathering infrastructure, which is forecast to result in 9 miles and 22 miles of additional low pressure and high pressure gathering pipelines, respectively. The gathering and compression expansion capital also includes $150 million for the construction of five compressor stations in the Marcellus Shale and Utica Shale.  Antero Midstream expects to place two of the stations in-service in 2016, which will add 240 MMcf/d of incremental compression capacity in the Marcellus Shale. Approximately 90% of the gathering and compression capital is planned to be invested in the Marcellus Shale and the remaining 10% invested in the Utica Shale. This mix is driven by Antero Resources’ focus on Marcellus Shale drilling and completions in 2016 due to constraints on firm transportation to favorable markets in the Ohio Utica Shale. At year-end 2016, Antero Midstream expects to have over 170 miles and 134 miles of low pressure and high pressure gathering pipelines, respectively, and over 1 Bcf/d of compression capacity in-service in the Marcellus and Utica Shale plays combined.

In addition to gathering and compression capital expenditures, Antero Midstream has budgeted investment of $40 million for water infrastructure expansion capital to construct one fresh water storage impoundment as well as 11 miles and 19 miles of fresh water trunklines and surface pipelines, respectively. Approximately 75% of the water infrastructure budget will be allocated to the Marcellus Shale and the remaining 25% will be allocated to the Utica Shale, excluding capital invested for the ongoing construction of the advanced wastewater treatment facility, or “Antero Clearwater Facility.”

The 2016 budget includes $130 million for the continued construction of the Antero Clearwater Facility, which is expected to be placed into service in late 2017. The 60,000 barrel per day facility, which is centrally located on Antero’s footprint in the southwestern core of the Marcellus Shale, is forecast to generate attractive returns at full utilization.

Antero Midstream expects to fund all 2016 capital expenditures through internally generated operating cash flow and available borrowing capacity within Antero Midstream’s existing $1.5 billion bank credit facility. As of September 30, 2015, Antero Midstream had over $1.0 billion of liquidity.

Below is a comparison of the 2016 capital budget to 2015 preliminary unaudited capital costs.

	Year Ended December 31,
Capital Comparison ($MM)	2015(2)	2016	% Change
Gathering and Compression Infrastructure(1)	$349	$240	(31)%
Fresh Water Infrastructure	6	40	567%
Advanced Wastewater Treatment	55	130	136%
Maintenance Capital	13	25	92%
Total Capital	$423	$435	3%

(1)         Excludes $40 million adjustment for unpaid payables retained by Antero Resources for capital expenditures associated with assets contributed to Antero Midstream during the Partnership’s IPO.

(2)         2015 fresh water infrastructure and advanced wastewater treatment represents only capital invested by Antero Midstream.

2016 Guidance

Antero Midstream is forecasting adjusted EBITDA of $300 million to $325 million and Distributable Cash Flow (“DCF”) of $250 million to $275 million for 2016.  Additionally, Antero Midstream is forecasting aggregate distributions attributable to calendar year 2016 that are 28% to 30% higher than the aggregate 2015 distributions of $0.795 per unit, while maintaining an average DCF coverage ratio in excess of the Partnership’s targeted ratio of 1.1x to 1.2x on an annual basis.  Antero Midstream’s 2016 guidance excludes any impact from potential third party volumes, potential third party acquisitions and the exercise of the option to acquire a 15% interest in the Stonewall gathering pipeline.

	Full Year 2016
	Low		High
Adjusted EBITDA ($MMs)	$300	—	$325
Distributable Cash Flow ($MMs)	$250	—	$275
Year-Over-Year Distribution Growth	28%	—	30%
DCF Coverage Ratio	> 1.1x to 1.2x Target

Commenting on the Antero Midstream 2016 capital budget and guidance, Michael Kennedy, Antero Midstream’s CFO, said, “Looking ahead into 2016, we believe Antero Midstream will continue to benefit from Antero Resources’ industry-leading production growth profile, which is focused on attractive rate of return locations on acreage dedicated to Antero Midstream. Further, much of Antero Resources’ planned 2016 development is expected to occur in areas in which Antero Midstream has existing gathering and compression infrastructure, which allows Antero Midstream to forecast a reduction in gathering and compression capital expenditures by 31% year over year and only a slight increase in the 2016 total capital budget despite the inclusion of significant capital to be invested in water infrastructure and the construction of the Antero Clearwater Facility. We believe Antero Resources’ sizable hedge position, which is forecast to cover 100% of 2016 guided natural gas production, 100% of 2016 guided propane production, and 100% of its 2017 targeted production, significantly de-risks the Antero Resources development plan and in turn Antero Midstream’s cash flows.”

Mr. Kennedy further added, “Antero Midstream’s top tier distribution growth of 28% to 30% in 2016 keeps us on track to deliver our previously announced distribution growth target of 28% to 30% per year through 2017. While our strong volumetric growth and the contribution from our recently acquired water business are expected to generate DCF coverage in excess of our 1.1x to 1.2x target during 2016, we believe it is prudent to run at a higher DCF coverage ratio during challenging commodity price environments given our already industry-leading distribution growth. This retained cash flow, along with the ability to efficiently deploy “just-in-time” capital in attractive, fixed-fee organic growth opportunities, gives Antero Midstream the unique ability to maintain a strong financial profile with a clear visibility for funding projects in an uncertain commodity price environment.”

Option on Stonewall Gathering Pipeline

As previously disclosed, Antero Midstream has the right to participate in up to a 15% non-operating equity interest in the 67-mile Stonewall gathering pipeline for which Antero Resources is an anchor shipper.  The Stonewall gathering pipeline was placed into service on November 30, 2015 and Antero Resources has a firm commitment of 900 MMcf/d through the system, which provides access to the Gulf Coast on the Tennessee Pipeline as well as to the Mid-Atlantic area through a long-term firm sales agreement with WGL Midstream, a subsidiary of WGL Holdings, LLC. Antero Midstream’s option expires on May 30, 2016. As of today, Antero Midstream has not elected to participate in this project. If Antero Midstream exercises this option, it expects the capital contribution from exercising its option to be approximately $45 million to $55 million, which is not included in the $435 million capital budget or financial guidance previously discussed.

Non-GAAP Disclosures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments.  As used in this news release, distributable cash flow means adjusted EBITDA less interest expense and ongoing maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The partnership does not provide financial guidance for projected net income or changes in working capital, and, therefore, is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow projections to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the gathering and compression and water handling business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2014 and “Item 1A. Risk Factors” in Antero Midstream’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.